UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2011

UNISOURCE ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

(An Arizona Corporation)	1-13739	86-0786732
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One South Church Avenue, Suite 100 Tucson, AZ	85701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (520) 571-4000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously disclosed, on February 18, 2011, Raymond S. Heyman, Senior Vice President and General Counsel of UniSource Energy Corporation (UniSource Energy) and Tucson Electric Power Company, notified the companies that he would be resigning effective June 30, 2011 to fulfill an assignment for The Church of Jesus Christ of Latter-Day Saints that will require him to relocate to Argentina for a three-year period.

On March 16, 2011, the Compensation Committee of UniSource Energy modified the terms of performance shares awarded to Mr. Heyman in 2009 and 2010 under UniSource Energy’s 2006 Omnibus Stock and Incentive Plan to provide that Mr. Heyman may receive a proportionate payout of the awards, if the applicable performance targets are achieved.

The performance share awards were intended to provide Mr. Heyman an opportunity to earn shares of UniSource Energy’s common stock based upon UniSource Energy’s performance over the three-year period commencing on January 1 of the year in which the awards were granted. By modifying the awards to allow him to receive a proportionate payment, the portion of the outstanding performance shares that will vest at the end of the performance period if the performance targets are achieved, will be determined by multiplying the number of performance shares issued and earned at the conclusion of the performance period by a fraction, the numerator of which is the number of completed months of Mr. Heyman’s service during the performance period prior to his termination of service, and the denominator of which is thirty-six (36). Absent this modification, Mr. Heyman would forfeit the performance shares upon his termination of service.

The target awards for 2009 and 2010 for Mr. Heyman are 7,963 shares and 10,920 shares, respectively. The number of shares earned under an award can range from 0% to 150% of the target award.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 21, 2011

UNISOURCE ENERGY CORPORATION

(Registrant)

/s/ Kevin P. Larson

Senior Vice President and Chief Financial
Officer